                           January 28, 1999, Thursday

DISTRIBUTION:  Business Editors

LENGTH: 3772 words

HEADLINE: Aeroquip-Vickers Reports Fourth-Quarter and 1998 Results

DATELINE: MAUMEE, Ohio

BODY:

         Jan. 28, 1999--Aeroquip-Vickers, Inc. (NYSE:ANV) today announced 1998 fourth-quarter net income of $ 7.4 million, or 27 cents per share, after a restructuring charge of $ 5 million ($ 3.1 million net of tax), or 11 cents per share. Fourth-quarter 1997 net income was $ 31.4 million, or $ 1.11 per share. 1998 fourth-quarter sales were $ 519.1 million, compared with $ 522.8 million in 1997. On December 14, the company announced that it expected 1998 fourth-quarter earnings per share to be between 25 cents and 30 cents (before the restructuring charge of 11 cents), which was below the then consensus estimate of 85 cents per share. The per-share improvement above this forecast was due to better-than-anticipated sales and margin performance in December. As announced earlier this week, Aeroquip-Vickers has changed its reporting segments to its two operating companies - Aeroquip Corporation and Vickers, Incorporated. In addition to this segment reporting, Aeroquip-Vickers will supply sales and operating income for the markets it serves - industrial, aerospace and automotive. "Our sales in the fourth quarter were led by an improvement year-over-year in Aeroquip's sales, as sales in each of Aeroquip's major markets improved from the 1997 fourth quarter," said Darryl F. Allen, Aeroquip-Vickers' chairman, president and chief executive officer. "Vickers' sales declined from the 1997 fourth quarter, but sales to Vickers' aerospace markets improved. Aeroquip and Vickers continued to win a majority share of the aerospace business they bid on for their primary product lines, testimony to their product quality, reliability and customer service. "As we announced in December, our lower earnings in the fourth quarter compared to a year ago are principally related to sales in Vickers' industrial markets which began to slow in the third quarter," Mr. Allen said. "In the U.S., agriculture, an important sector for Vickers, continued its steep decline, with orders nearly non-existent. This led to a 16.4% decrease in Vickers' U.S. industrial sales in the 1998 fourth quarter compared with a year ago. The Brazilian economy also began to weaken in the fourth quarter, and Asia-Pacific markets continued to be depressed. "In response to these market conditions, in the 1998 fourth quarter we recorded restructuring expenses amounting to $ 5 million ($ 3.1 million net of tax), or 11 cents per share, to resize operations to reflect current business levels. These expenses are principally for incurred severance costs and other costs associated with reconfiguring the business. During 1999, we will continue our cost-reduction efforts to improve manufacturing and operating efficiencies."

The Year 1998

Sales in 1998 reached a new high of $ 2.15 billion, a 1.8% increase over a year ago. Sales increased 2.8% in the U.S., increased 2.3% in

Europe and declined 12% in the Rest of the World, due almost entirely to the effect of exchange rate changes. Facilities sold or closed in 1997 as a result of exiting the automotive interior business contributed $ 67 million in 1997 sales. After excluding these sales, 1998 consolidated sales increased 5.1%.

Operating income for the year 1998 was $ 186.4 million, and compares with operating income for the year 1997 of $ 221.6 million before a special charge of $ 30 million to exit the automotive interior plastics business. In 1998, as required by new accounting rules, Aeroquip-Vickers recognized the cumulative effect of an accounting change of $ 4.8 million ($ 3.3 million net of tax), or 12 cents per share, to charge to income previously deferred start-up costs for new facilities. 1998 income per share was $ 3.67 before the cumulative effect of accounting change of 12 cents per share and the fourth-quarter restructuring charge of 11 cents per share. This compares with income of $ 4.14 before a special charge of 63 cents per share in 1997.

Aeroquip

Aeroquip's 1998 fourth-quarter sales increased 3.9%, with about 40% of the increase due to the effect of exchange rate changes. U.S. sales improved 4% from a year ago, with increases in each of Aeroquip's major markets. European sales increased 3.1%, as a decline in fourth-quarter sales volumes in industrial and automotive markets was more than offset by an increase in aerospace sales volume and the favorable effect of exchange rate changes. Aeroquip's sales in the Rest of the World increased due to an acquisition made in 1998. An increase in Aeroquip's U.S. manufacturing income and operating income was more than offset by declines in Europe and the Rest of the World. 1998 fourth-quarter operating income was $ 25.3 million, compared with $ 29.2 million in 1997. "Aeroquip had record sales and operating income for the year 1998, led by best-ever results in Aeroquip's industrial and aerospace markets," Mr. Allen said. "The continuous improvement initiatives throughout Aeroquip's global operations have made processes more reliable, reduced costs and dramatically increased on-time delivery. These initiatives were recognized globally through numerous customer and governmental quality awards in 1998."

Vickers

Vickers' 1998 fourth-quarter sales declined 5.2%. U.S. sales declined 8.3%, as an increase in aerospace sales was more than offset by a decline in industrial sales. Vickers' European sales increased 17.6%, with about 20% of the increase due to the effect of exchange rate changes. European sales increased in both industrial and aerospace markets. Vickers' sales in the Rest of the World declined compared with the 1997 fourth quarter.

Vickers' 1998 fourth-quarter manufacturing income declined significantly from the prior year, as an increase in Europe was more than offset by a decline in the U.S. and the Rest of the World year over year. 1998 fourth-quarter operating income was $ 3.1 million, compared with $ 36.6 million in 1997. Operating income declined in the U.S., Europe and the Rest of the World compared with a year ago.

Lower global demand, combined with the fact that Vickers essentially eliminated its past due industrial orders in the first half of 1998, reduced pump production levels by 40% in the second half of the year. This significant reduction occurred just as Vickers commenced pump manufacturing operations at a new facility in Greenwood, South Carolina.

"For the year 1998, Vickers' performance in its aerospace markets was its best ever, as Vickers continued to win a significant majority of the business it bid on," Mr. Allen said. "Vickers' industrial business has work to do to get back on track for profitable growth. Initiatives have been implemented to reduce costs and resize operations to reflect demand and market conditions, and we will continue to evaluate additional restructuring alternatives."

Industrial Market

Sales to industrial markets declined significantly in the 1998 fourth quarter from the previous year. A 10.5% increase in European sales (37% of the increase due to the effect of exchange rate changes) was more than offset by decreases in the U.S. and the Rest of the World.

In U.S. industrial markets, sales to truck & bus and air conditioning & refrigeration customers improved from a year ago, while sales to distributors, construction and agricultural equipment, stationary equipment and electronic systems customers declined. In Europe, sales to distributors and electronic systems customers improved, while sales to construction equipment, stationary equipment and truck & bus customers declined. Sales in Europe also improved due to the acquisition of an air conditioning & refrigeration business in 1998. The operating loss in industrial markets was $ 5.0 million, compared with operating income of $ 22.2 million in the 1997 fourth quarter. "Although certain sectors of global industrial markets have weakened, we are confident that our strong customer and supplier relationships, our improving manufacturing processes and our dedicated employees will foster growth in our industrial markets," Mr. Allen said.

Aerospace Market

Sales to aerospace markets increased 6.3% in the 1998 fourth quarter from the previous year. Sales improved 4.5% in the U.S. and 17% in Europe. Aerospace sales increased to commercial OEM customers, while sales to military customers were flat.

Aerospace operating income declined to $ 21.8 million from $ 29.2 million in the 1997 fourth quarter. 1998 fourth-quarter aerospace operating income includes a charge of $ 2.0 million for product warranty claims, while the 1997 fourth quarter includes a gain of $ 4.3 million from recovery of previously incurred development and pre-production costs with an aerospace customer. Margins for the 1998 fourth quarter were also weakened by a change in product mix and startup costs for a machining center in Charleston, South Carolina.

"Sales in our aerospace markets should remain near or above 1998's levels, and the market should continue as a strong profit contributor in 1999," Mr. Allen said. "We also expect an additional boost in the future as the new military programs begin to increase production."

Automotive Market

Sales to automotive markets increased 5.4%, with about half of the increase due to the effect of exchange rate changes. Part of the increase in sales volume was due to the acquisition of a South African fluid connectors business in 1998. Sales to U.S. automotive markets were flat with a year ago, and a 2.5% increase in European automotive markets was due to the effect of exchange rate changes. Sales for automotive air conditioning and power-assisted steering fluid connectors continued strong.

Operating income in automotive markets was $ 11.6 million in the 1998 fourth quarter, compared with $ 14.4 million in 1997.

"Sales to our automotive markets should continue to grow in 1999 based on booked business and automotive manufacturers' planned production," Mr. Allen said. "With the further expansion of our capabilities through initiatives in South Africa, Germany and the U.S. in 1998, we have additional leverage to increase our automotive sales worldwide."

Forward-Looking Statements

Portions of this release, which are not historical in nature, are forward-looking statements. These statements are based on projections and estimates of the company and its customers regarding automotive and aircraft production and shipment schedules which are dependent on the performance of the domestic and international economies and the industrial, aerospace and automotive industries in which Aeroquip-Vickers does business. The company's actual performance may differ from that contemplated by the forward-looking statements as a result of unexpected changes in the production and shipment schedules of the company's customers. Other factors which could affect Aeroquip-Vickers' actual performance include its ability to continually improve margins by achieving anticipated cost reductions in manufacturing processes, to consistently win new business in each of its industries by delivering quality product and maintaining competitive pricing, and to successfully implement its growth strategies.

Aeroquip-Vickers is two companies, Aeroquip Corporation and Vickers, Incorporated, world leaders in the design, manufacture and distribution of engineered components and systems to industrial, aerospace and automotive markets. -0-

Consolidated Results
(dollars in millions, except per share data; all per share amounts are reported on a diluted basis)

                               4Q 98            4Q 97            3Q 98        2Q 98
                               -----            -----            -----        -----

Sales                     $    519.1       $    522.8       $    509.0    $    574.3
Operating Income                21.2 (a)         58.3 (b)         42.3          65.1
Operating Margin                 4.1%(a)         11.1%(b)          8.3%         11.3%
Income before
 Cumulative Effect of
 Accounting Change(f)            7.4 (a)         31.4 (b)         23.9          37.8
Income Per Share before
 Cumulative Effect of
 Accounting Change(f)            .27 (a)         1.11 (b)          .85          1.33

                                         1Q 98           Year 98          Year 97
                                         -----           -------          -------

Sales                                $    547.1      $  2,149.5         $  2,112.3
Operating Income                           57.8           186.4 (a)          191.6 (b)(d)
Operating Margin                           10.6%            8.7%(a)            9.1%(b)(d)
Income before
 Cumulative Effect of
 Accounting Change(f)                      31.2(c)        100.3 (a)(c)       100.9 (b)(d)(e)
Income Per Share before
 Cumulative Effect of
 Accounting Change(f)                      1.10(c)         3.56 (a)(c)        3.51 (b)(d)(e)


(a) Includes a restructuring charge of $ 5 million ($ 3.1 million net of tax), or 11 cents per share.

(b) Includes a gain of $ 1.7 million ($ 1 million net of tax), or 4 cents per share, the net effect of income from recovery of previously incurred development and pre-production costs arising from the termination of a component design and production supply contract and a charge to recognize a product liability claim from an industrial customer for a unique product that is no longer manufactured.

(c) Includes a charge of $ 2.5 million ($ 1.5 million net of tax), or 5 cents per share, for the early retirement of debt.

(d) Includes a special charge of $ 30.0 million ($ 18.5 million net of tax), or 63 cents per share, to exit the automotive interior plastics business. Before the special charge, operating income and operating margin were $
     221.6 million and 10.5%, respectively, for the year 1997.

(e) Includes a charge of $ 1.5 million ($ 900,000 net of tax), or 3 cents per share, for the early retirement of convertible debt.

(f) The cumulative effect of accounting change amounted to $ 4.8 million ($ 3.3 million net of tax), or 12 cents per share.

Segment Analysis
(dollars in millions)

Aeroquip

                       4Q 98         4Q 97            3Q 98         2Q 98
                       -----         -----            -----         -----

Sales              $    269.1    $    259.1       $    255.7    $    280.8
Operating Income         25.3          29.2 (a)         28.1          38.5
Operating Margin          9.4%         11.3%(a)         11.0%         13.7%

                       1Q 98        Year 98        Year 97
                       -----        -------        -------

Sales              $    266.0    $  1,071.6    $  1,065.2
Operating Income         32.4         124.3          89.5 (a)(b)
Operating Margin         12.2%         11.6%          8.4%(a)(b)


(a) Includes a charge of $ 2.6 million to recognize a product liability claim from an industrial customer for a unique product that is no longer manufactured.

(b) Includes a special charge of $ 30.0 million to exit the automotive interior plastics business. Before the special charge, operating income and operating margin were $ 119.5 million and 11.2%, respectively, for the year 1997.

Vickers

                         4Q 98         4Q 97            3Q 98         2Q 98
                         -----         -----            -----         -----

Sales              $      250.0  $      263.7     $      253.3  $      293.5
Operating Income            3.1          36.6 (a)         21.2          33.5
Operating Margin            1.2%         13.9%(a)          8.4%         11.4%

                       1Q 98        Year 98      Year 97
                       -----        -------      -------

Sales              $    281.1    $  1,077.9    $  1,047.1
Operating Income         32.7          90.4         132.6 (a)
Operating Margin         11.6%          8.4%         12.7%(a)

(a) Includes income of $ 4.3 million from recovery of previously incurred development and pre-production costs with an aerospace customer arising from the termination of a component design and production supply contract.

Market Analysis
(dollars in millions)

Industrial

                       4Q 98          4Q 97            3Q 98         2Q 98
                       -----          -----            -----         -----

Sales              $    264.9     $    282.8       $    275.5    $    323.3
Operating Income         (5.0)          22.2 (a)         12.9          33.5
Operating Margin         (1.9)%          7.8%(a)          4.7%         10.4%

                       1Q 98       Year 98       Year 97
                       -----       -------       -------

Sales              $    310.4   $  1,174.2    $  1,170.2
Operating Income         27.3         68.7         110.7 (a)
Operating Margin          8.8          5.9%          9.5%(a)

(a) Includes a charge of $ 2.6 million to recognize a product liability claim from an industrial customer for a unique product that is no longer manufactured.

Aerospace

                        4Q 98         4Q 97            3Q 98         2Q 98
                        -----         -----            -----         -----
Sales              $    136.7    $    128.6       $    133.2    $    142.8
Operating Income         21.8          29.2 (a)         26.0          26.5
Operating Margin         15.9%         22.7%(a)         19.5%         18.6%

                       1Q 98        Year 98        Year 97
                       -----        -------        -------

Sales              $    134.9    $    547.5    $    488.0
Operating Income         24.7          99.0          91.4 (a)
Operating Margin         18.3%         18.1%         18.7%(a)

(a) Includes income of $ 4.3 million from recovery of previously incurred development and pre-production costs with an aerospace customer arising from the termination of a component design and production supply contract.

Automotive

           4Q 98         4Q 97         3Q  98        2Q 98
           -----         -----         ------        -----

Sales   $   117.5   $     111.5   $     100.3   $     108.2

Operating Income         11.6          14.4          10.3          12.0
Operating Margin          9.9%         12.9%         10.3%         11.1%

                       1Q 98        Year 98       Year 97
                       -----        -------       -------

Sales              $    101.7    $    427.8    $    454.1
Operating Income         13.1          47.0          20.0 (a)
Operating Margin         12.8%         11.0%          4.4%(a)


(a) Includes a special charge of $ 30.0 million to exit the automotive interior plastics business. Before the special charge, automotive operating income and operating margin were $ 50.0 million and 11.0%, respectively, for the year 1997.

STATEMENT OF FINANCIAL POSITION
Aeroquip-Vickers, Inc.
(Dollars in thousands, except share data)
(Unaudited)


                                                December 31           December 31
                                                    1998                  1997
                                                 ----------           -----------

ASSETS
CURRENT ASSETS
Cash and cash equivalents                        $   17,310           $   18,736
Receivables                                         341,825              348,822
Inventories                                         302,236              294,767
Other current assets                                 52,146               49,323
                                                 ----------           ----------
TOTAL CURRENT ASSETS                                713,517              711,648
Plants and properties                             1,119,557              993,002
Less accumulated depreciation                       571,340              518,860
                                                 ----------           ----------
                                                    548,217              474,142
Goodwill                                            124,890              111,905
Other assets                                         72,177               78,901
                                                 ----------           ----------
TOTAL ASSETS                                     $1,458,801           $1,376,596
                                                 ==========           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

Notes payable                                   $   101,829         $    84,044
Accounts payable                                    113,698             111,800
Income taxes                                         27,167              30,496
Other current liabilities                           197,726             212,800
Current maturities of long-term
 debt                                                 1,035               1,857
                                                -----------         -----------
TOTAL CURRENT LIABILITIES                           441,455             440,997
Long-term debt                                      278,343             256,707
Postretirement benefits other
 than pensions                                      121,715             122,272
Other liabilities                                    48,469              46,421

SHAREHOLDERS' EQUITY
 Common stock - par value $5 a share
 Authorized - 100,000,000 shares
 Outstanding - 27,600,520 and
 28,064,981 shares, respectively
 (after deducting 6,680,326 and
 6,215,865 shares, respectively,
 in treasury)                                       138,003             140,325
Additional paid-in capital                           47,841              41,288
Retained earnings                                   419,178             366,676
Accumulated other comprehensive
  income - currency translation
  adjustments                                       (36,203)            (38,090)
                                                -----------         -----------
TOTAL SHAREHOLDERS' EQUITY                          568,819             510,199
                                                -----------         -----------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                            $ 1,458,801         $ 1,376,596
                                                ===========         ===========

CONDENSED STATEMENT OF INCOME
Aeroquip-Vickers, Inc.
(In thousands, except per share data)
(Unaudited)

                                           Three Months Ended                          Year Ended
                                               December 31                             December 31
                                     -------------------------------         -------------------------------
                                         1998                1997                1998                1997
                                     -----------         -----------         -----------         -----------

Net sales                            $   519,131         $   522,812         $ 2,149,474         $ 2,112,293
Cost of products
 sold                                    409,190             379,105           1,619,905           1,554,668
                                     -----------         -----------         -----------         -----------
MANUFACTURING INCOME                     109,941             143,707             529,569             557,625

Selling and general
administrative
 expenses                                 71,261              66,579             271,718             263,824
Engineering, research
 and development
 expenses                                 17,467              18,849              71,471              72,161
Special charge                                --                  --                  --              30,000
                                     -----------         -----------         -----------         -----------
OPERATING INCOME                          21,213              58,279             186,380             191,640
Interest expense                          (6,888)             (6,561)            (27,013)            (27,171)
Other expense - net                       (3,433)             (4,793)            (11,830)            (16,316)
                                     -----------         -----------         -----------         -----------
INCOME BEFORE INCOME
TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING
CHANGE                                    10,892              46,925             147,537             148,153
Income taxes                               3,500              15,500              47,200              47,300
                                     -----------         -----------         -----------         -----------

INCOME BEFORE
CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE                      7,392              31,425             100,337             100,853
Cumulative effect of
 accounting change, net
 of income tax benefit                        --                  --               3,283                  --
                                     -----------         -----------         -----------         -----------
NET INCOME                           $     7,392         $    31,425         $    97,054         $   100,853
                                     ===========         ===========         ===========         ===========

NET INCOME PER SHARE
BASIC INCOME PER SHARE
 Before cumulative
  effect of
  accounting change                  $       .27         $      1.12         $      3.58         $      3.60
 Cumulative effect
  of accounting
  change                                      --                  --                (.12)                 --

Basic net income
        per share                    $       .27         $      1.12         $      3.46         $      3.60
                                     ===========         ===========         ===========         ===========

DILUTED INCOME PER
 SHARE
 Before cumulative
  effect of
  accounting change                  $       .27         $      1.11         $      3.56         $      3.51
 Cumulative effect
  of accounting
  change                                      --                  --                (.12)                 --
                                     -----------         -----------         -----------         -----------
 Diluted net income
  per share                          $       .27         $      1.11         $      3.44         $      3.51
                                     ===========         ===========         ===========         ===========

CASH DIVIDENDS PER
 COMMON SHARE                        $       .22         $       .20         $       .88         $       .80
                                     ===========         ===========         ===========         ===========

CONDENSED STATEMENT OF CASH FLOWS
Aeroquip-Vickers, Inc.
(In thousands)
(Unaudited)

                                                   Year Ended
                                                   December 31
                                          ---------------------------
                                             1998              1997
                                          ---------         ---------

OPERATING ACTIVITIES
Net income                                $  97,054         $ 100,853
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
   Depreciation                              70,661            66,562
   Amortization                               8,986             6,639
Cumulative effect of accounting
 change, net of income tax benefit            3,283                --
Special charge                                   --            30,000
Changes in certain components of
 working capital other than debt             (3,301)          (34,283)
Other                                           800           (32,087)
                                          ---------         ---------

NET CASH PROVIDED BY OPERATING
ACTIVITIES                                  177,483           137,684

INVESTING ACTIVITIES
Capital expenditures                       (142,243)         (139,811)
Businesses acquired                         (30,741)               --
Sale of businesses                               --            43,381
Other                                         1,532             1,561
                                          ---------         ---------

NET CASH USED BY INVESTING
ACTIVITIES                                 (171,452)          (94,869)

FINANCING ACTIVITIES
Net increase (decrease) in
 short- and long-term debt                   33,105           (21,803)
Cash dividends                              (24,673)          (22,465)
Purchase of common stock                    (23,166)          (21,590)
Stock issuance under stock plans              7,518            20,133
Other                                          (773)             (924)
                                          ---------         ---------

NET CASH USED BY FINANCING
ACTIVITIES                                   (7,989)          (46,649)
Effect of exchange rate changes
 on cash and cash equivalents                   532            (1,364)
                                          ---------         ---------

INCREASE IN CASH AND CASH
EQUIVALENTS                                  (1,426)           (5,198)

Cash and cash equivalents at
beginning of period                          18,736            23,934
                                          ---------         ---------


CASH AND CASH EQUIVALENTS AT
END OF PERIOD                             $  17,310         $  18,736
                                          =========         =========

NOTES TO FINANCIAL STATEMENTS
Aeroquip-Vickers, Inc.
December 31, 1998
(Unaudited)

Redemption of Debt

        In December 1997, the Company called its 9.55% senior sinking fund debentures in the principal amount of $42 million for redemption on February 3, 1998. The pretax loss from redemption of the 9.55% senior sinking fund debentures amounting to $2.5 million was recognized in Other expense - net in 1998.

        In June 1997, the Company called its 6% convertible subordinated debentures in the principal amount of $100 million for redemption and recognized a loss of $1.5 million in Other expense - net.

Special Charge

        In the 1997 first quarter, the Company announced plans to exit its automotive interior plastics business and recorded a special charge of $30 million ($18.5 million net, or diluted net income per share of $.63 for the year), comprised principally of severance, lease termination and asset disposition costs.

Income Taxes

        The effective income tax rate for the 1998 fourth quarter and year was 32%. The income tax provision for the year ended December 31, 1997, included a credit of $11.5 million related to the special charge for costs to exit the automotive interior plastics business. Exclusive of this item, the effective income tax rate for the 1997 fourth quarter and year was 33%.

Net Income per Share

        Following is a reconciliation of income and average shares for purposes of calculating basic and diluted net income per share (in thousands, except per share amounts):

                                       Three Months Ended                     Year Ended
                                           December 31                        December 31
                                       1998            1997             1998              1997
                                    ---------        ---------        ---------         ---------

Basic Income per Share
Income before cumulative
effect of accounting
 change                             $   7,392        $  31,425        $ 100,337         $ 100,853
Cumulative effect of
 accounting change                         --               --           (3,283)               --
                                    ---------        ---------        ---------         ---------
Net income                          $   7,392        $  31,425        $  97,054         $ 100,853
                                    =========        =========        =========         =========


Average common shares
outstanding                            27,669           28,150           28,036            28,050
                                    =========        =========        =========         =========


Basic income per share
Before cumulative effect
of accounting change                $     .27        $    1.12        $    3.58         $    3.60
Cumulative effect of
accounting change                          --               --             (.12)               --
                                    ---------        ---------        ---------         ---------
Basic net income per
        share                       $     .27        $    1.12        $    3.46         $    3.60
                                    =========        =========        =========         =========


Diluted Income per Share
Income before cumulative
effect of accounting -
 change                             $   7,392        $  31,425        $ 100,337         $ 100,853
After-tax equivalent of
 interest expense on 6%
 convertible debentures                    --               --               --             2,192
                                    ---------        ---------        ---------         ---------
Income for purposes of
computing diluted income
per share before cumulative
effect of accounting
 change                                 7,392           31,425          100,337           103,045
Cumulative effect of
 accounting change                         --               --           (3,283)               --
                                    ---------        ---------        ---------         ---------
Income for purposes of
computing diluted net
income per share                    $   7,392        $  31,425        $  97,054         $ 103,045
                                    =========        =========        =========         =========


Average common shares
 outstanding                           27,669           28,150           28,036            28,050
Dilutive stock options                      5              222              157               210
Assumed conversion of 6%
 convertible debentures                    --               --               --             1,109
                                    ---------        ---------        ---------         ---------

Average common shares for
purposes of computing
diluted income per share               27,674           28,372           28,193            29,369
                                    =========        =========        =========         =========


Diluted income per share
Before cumulative effect
 of accounting change               $     .27        $    1.11        $    3.56         $    3.51
Cumulative effect of
accounting change                          --               --             (.12)               --
                                    ---------        ---------        ---------         ---------

Diluted net income per
 share                              $     .27        $    1.11        $    3.44         $    3.51
                                    =========        =========        =========         =========


        CONTACT:  Aeroquip-Vickers, Inc.
                  Investor: William R. Ammann, 419/867-2215
                  Media: Richard G. Rump, 419/867-2292

        KEYWORD:  OHIO
        INDUSTRY KEYWORD: AEROSPACE/DEFENSE AUTOMOTIVE EARNINGS